FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 19, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Tuchola-4K Well

Salt Lake City, February 19, 2014 – FX Energy, Inc. (NASDAQ: FXEN), announced today that drilling is underway on the Company’s Tuchola-4K well.  The well is located approximately 800 meters west of the Company’s Tuchola-3K discovery that was completed in 2013.  That well tested at a rate of approximately 5 million cubic feet per day with traces of condensate from a dolomite section in the Ca1 Zechstein formation at a depth of approximately 2,700 meters.

The primary objective of Tuchola-4K is the Ca1 Zechstein formation, the same Permian age formation found in the Tuchola-3K well.  The well is also planned to test a deeper secondary target in the Upper Devonian.  Total depth of the well is planned at 3,452 meters.  Drilling time for the well is estimated at approximately three months, but this could vary significantly due to coring and testing decisions, weather and other factors.

The Tuchola-4K well is one of two wells planned for 2014 in the Edge concession.  The Company is also conducting a 220 km 3D seismic acquisition program to identify more targets in its acreage surrounding the Tuchola-3K discovery.  Costs of the two wells along with the seismic program are included in the Company’s 2014 capital budget; existing working capital and credit lines are more than sufficient to fund these costs.

“Data from the Tuchola-3K well, supported by the admittedly sparse regional data, suggest the possibility of a significant new exploration play,” said David Pierce, President of FX Energy.  “A successful test of the Tuchola-4K, or of the next well planned for this year, would support this play concept and could sufficiently de-risk this area to warrant a major exploration effort here.”

The Edge concessions, which cover 730,000 gross and net acres in northern Poland where the Tuchola wells are located, are 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.